UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.       )

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12
BOLT PROJECTS HOLDINGS, INC.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Bolt Projects Holdings, Inc.
2261 Market Street, Suite 5447
San Francisco, CA 94114

NOTICE OF ADJOURNED SPECIAL MEETING OF STOCKHOLDERS
Special Meeting of Stockholders to be Reconvened on January 16, 2026

NOTICE IS HEREBY GIVEN that the special meeting (the “Special Meeting”) of Bolt Projects Holdings, Inc. (the Company”) held on December 3, 2025, which was reconvened on December 16, 2025, and again on December 26, 2025, was further adjourned due to a lack of quorum. The meeting will reconvene on Friday, January 16, 2026, 11:00 a.m. Eastern Time, solely by means of remote communication at the same meeting location of www.virtualshareholdermeeting.com/BSLK2025SM.

The reconvened meeting will be held for the purposes set forth in the Notice of Special Meeting of Stockholders, dated October 27, 2025 (the “Original Notice”), included in the definitive proxy statement, filed on October 27, 2025 (the “Proxy Statement”). As set forth in the Original Notice, the Board of Directors of the Company fixed the close of business on October 20, 2025, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting. The record date remains the same for the January 16, 2026, reconvened meeting.

YOUR VOTE IS IMPORTANT!

Your vote is important, and we ask that you please vote: “FOR” the approval, for purposes of complying with Nasdaq Listing Rule 5635(d), of the issuance of the maximum number of shares of common stock issuable by the Company upon conversion of convertible notes and exercise of warrants the Company expects to issue and sell to Murchinson Ltd or its affiliates (the “Convertible Notes Proposal”), and “FOR” the adjournment of the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the Special Meeting to approve the Convertible Notes Proposal.

Proxies previously submitted will be voted at the reconvened meeting unless properly revoked, and stockholders who have already submitted a proxy or otherwise voted and who do not wish to change their vote do not need to take any action.

If you have not voted and are a registered holder, please vote now over the Internet at www.proxyvote.com. You can also find additional information on how to vote your shares in the section entitled “General Information About the Special Meeting and Voting” beginning on page 1 of the Proxy Statement. You can vote electronically until 11:59 p.m. Eastern Time on January 16, 2026.

If your shares are held through a bank, broker or other holder of record, please follow the instructions you received from such bank, broker or other holder of record for your shares to be voted.

December 30, 2025